Exhibit 99.1

GUESS?, INC. ANNOUNCES NEW EUR 250 MILLION EUROPEAN CREDIT

FACILITY WITH SUSTAINABILITY-LINKED COMPONENT

LOS ANGELES—May 9, 2022 — Guess?, Inc. (NYSE: GES) today announced that it has entered into a €250 million revolving credit facility through its wholly-owned Swiss subsidiary, Guess Europe Sagl. The facility has an initial term of five years, with an option to extend the maturity date by up to two years and an option to expand the facility by up to €100 million, subject to certain conditions. The new facility replaced certain short-term borrowing arrangements with various banks totaling €120 million.

The Guess Sustainability Plan focuses on three key pillars: 1. Operating with Integrity, 2. Empowering our People, and 3. Protecting the Environment. In line with the third pillar, the interest rate for the new facility will be subject to an annual adjustment based on the achievement of specific sustainability goals aimed at reducing greenhouse gas emissions, increasing the use of sustainably sourced materials and increasing the penetration of the Company’s Guess ECO products.

Carlos Alberini, Chief Executive Officer of Guess?, Inc., commented, “Our new €250 million European credit facility reflects the importance of the European region to our overall Company as our largest segment, as well as our lenders’ confidence in our strategy. We remain highly committed to our goal of protecting the environment and see sustainability as fully integrated into our operations. This new credit facility will not only provide incremental access to longer term capital but will also align financial incentives with our sustainability goals. In our Company, we continue to make every decision and take every action with the long-term in mind.”

Forward-Looking Statements

The goals and strategies discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “continue,” “remain,” “look,” “path” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors that may cause actual results in future periods to differ materially from current expectations, which are identified in the Company’s most recent Annual Report on Form 10-K for the year ended January 29, 2022, which was filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2022, and other filings with the SEC, including but not limited to, the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, the current Russia-Ukraine war and recent sanctions and exports controls targeting Russia, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About GUESS?, Inc.

Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 29, 2022, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 563 additional retail stores worldwide. As of January 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Guess?, Inc.

Fabrice Benarouche

VP, Finance and Investor Relations

(213) 765-5578

Source: Guess?, Inc.